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                                                                    EXHIBIT 14.2

            SIGNIFICANT DIFFERENCES IN CORPORATE GOVERNANCE PRACTICES

      APT Satellite Holdings Limited (the "Company") has adopted various corporate governance practices that are generally consistent with the corporate governance practices applicable to U.S. domestic issuers listed on the New York Stock Exchange, Inc. (the "NYSE"). However, some of the Company's corporate governance practices differ from those required of U.S. domestic issuers pursuant to the listing standards of the NYSE (the "NYSE Rules"). The following is a discussion of the significant differences between the Company's corporate governance practices and those followed by U.S. domestic issuers under the NYSE
Rules:

(1) Pursuant to NYSE Rules applicable to U.S. domestic issuers, such issuer's board of directors is required to be comprised of a majority of independent directors. Only two members of the Company's board of directors (the "Board") out of a total of sixteen members are independent directors. In determining the "independence" of these two members, the Company has adopted standards for "independence" similar to the standards applicable to U.S. domestic issuers under NYSE Rules.

(2) Pursuant to NYSE Rules applicable to U.S. domestic issuers, non-management directors are required to meet on a regular basis without management present and independent directors must meet separately at least once a year. The Company's non-management directors meet regularly, at least twice a year, together with the whole Board. However, the Company does not hold executive sessions of its non-management directors without management directors present, nor does the Company hold executive sessions consisting solely of independent directors.

(3) Pursuant to NYSE Rules applicable to U.S. domestic issuers, such issuers are required to have nominating/corporate governance and compensation committees of the board of directors, both of which must be consist entirely of independent directors. The Company does not have a corporate governance committee, nor does it have a compensation committee. The identification of director nominees, corporate governance standards, executive compensation and

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      other matters for which these committees would be responsible are determined by the whole Board. The Board is considering establishing both a corporate governance committee and a compensation committee in the term of year.

(4) Pursuant to NYSE Rules applicable to U.S. domestic issuers, such issuers are required to have audit committees consisting of at least three directors, all of whom must be independent. In addition, the NYSE Rules applicable to U.S. domestic issuers require that each member of the audit committee be financially literate, as such qualification is interpreted by the issuer's board of directors, or must become financially literate within a reasonable period of time after his or her appointment to the audit committee, and at least one member of the audit committee must have accounting or related financial management expertise, as determined by the issuer's board of directors. The Company's audit committee (the "Audit Committee") consists of only two directors. Each Audit Committee member qualifies as an "independent" director under the NYSE Rules. However, neither Audit Committee member has accounting or related financial management expertise, nor qualifies as an "audit committee financial expert" under the rules of the U.S. Securities and Exchange Commission (the "SEC"). The Company is actively seeking to appoint a third member of the Audit Committee with accounting or related financial management expertise and who would qualify as an "audit committee financial expert" under SEC rules on or before September 30, 2004.

(5) Pursuant to NYSE Rules applicable to U.S. domestic issuers, such issuers are required to adopt and disclose corporate governance guidelines. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "HK Listing Rules") require each listed company to include in its annual report to shareholders a statement as to whether or not it has complied with the Code of Best Practice appended to the HK Listing Rules (the "Code of Best Practices") through the accounting period covered by the Company's annual report. A company that has not complied with the provisions of the Code of Best Practices, or complied with only some of its provisions or (in the case of provisions whose requirements are of a continuing nature) complied for

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      only part of an accounting period covered by the report, must specify the
      Code of Best Practices provisions with which it has not complied, and for what part of the reporting period such non-compliance continued, and give reasons for any non-compliance. Throughout the previous fiscal year, the Company complied fully with the Code of Best Practices except that the Company's directors (including its non-executive directors) are not appointed for specific terms of office, but are subject to (i) retirement by rotation and (ii) re-election at the Company's annual general meeting. The Code of Best Practices does not currently require the Company to disclose the full range of corporate governance guidelines with which it complies and does not cover all the subjects that must be addressed in the corporate governance guidelines applicable to U.S. domestic issuers under the NYSE Rules.

(8) Pursuant to NYSE Rules applicable to U.S. domestic issuers, chief executive officers of U.S. domestic issuers must annually certify that he or she is not aware of any violation by such issuer of the corporate governance standards applicable to U.S. domestic issuers under the NYSE Rules. In accordance with NYSE Rules applicable to foreign private issuers, the Company's principal executive officer is not required to provide the NYSE with this annual compliance certification. However, in accordance with rules applicable to both U.S. domestic issuers and foreign private issuers, the Company's principal executive officer is required to promptly notify the NYSE in writing after any executive officer becomes aware of any material non-compliance with the NYSE corporate governance standards applicable to the Company.

(7) The Company intends to make available on its website as soon as practicable its Board Corporate Governance Guidelines, the charters of all of the committees of the Board and the Company's Codes of Ethical Business Conduct for Directors and Officers and for Employees.